Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2021 Second Quarter;
Affirms Fiscal 2021 Guidance
DALLAS (May 5, 2021) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its second fiscal quarter ended March 31, 2021.

Highlights
•Earnings per diluted share was $4.01 for the six months ended March 31, 2021; $2.30 per diluted share for the second fiscal quarter.
•Consolidated net income was $514.4 million for the six months ended March 31, 2021; $296.8 million for the second fiscal quarter.
•Capital expenditures totaled $845.7 million for the six months ended March 31, 2021, with approximately 87 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2021 is expected to be in the previously announced range of $4.90 to $5.10.
•Capital expenditures are expected to be in the range of $2.0 billion to $2.2 billion in fiscal 2021.
•The company's Board of Directors has declared a quarterly dividend of $0.625 per common share. The indicated annual dividend for fiscal 2021 is $2.50, which represents an 8.7% increase over fiscal 2020.

"Our operating and financial performance for the first six months of the fiscal year reflects our employees’ continued ability to execute at the highest levels on all facets of our business,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy. ”Their dedication and resilience leaves us well positioned for a successful fiscal 2021,” Akers concluded.
Results for the Three Months Ended March 31, 2021
Consolidated operating income increased $50.4 million to $381.8 million for the three months ended March 31, 2021, from $331.4 million in the prior-year quarter. Rate case outcomes in both segments and customer growth in our distribution segment were partially offset by lower through system revenue in our pipeline and storage segment, decreased service order revenue and higher bad debt expense in our distribution segment and higher depreciation and property tax expenses.
Distribution operating income increased $49.8 million to $303.3 million for the three months ended March 31, 2021, compared with $253.5 million in the prior-year quarter. The increase primarily reflects a net $65.8 million increase in rates and a $4.9 million increase due to net customer growth, partially offset by a $12.3 million increase in depreciation and property tax expenses associated with increased capital investments, a $6.5 million increase in bad debt expense, and a $3.9 million decrease in service order revenues.
Pipeline and storage operating income increased $0.7 million to $78.5 million for the three months ended March 31, 2021, compared with $77.9 million in the prior-year quarter. This increase is primarily attributable to a $14.0 million increase in rates, due to the GRIP filing approved in fiscal 2020, partially offset by a $6.8 million increase in depreciation and property tax expenses due to increased capital investments, a $6.4 million decrease due to the refund of excess deferred income taxes to customers and a $3.4 million decrease in through system revenues.
Results for the Six Months Ended March 31, 2021
Consolidated operating income increased $96.4 million to $680.6 million for the six months ended March 31, 2021, compared to $584.2 million in the prior year, which primarily reflects rate outcomes in both segments, customer growth in our distribution segment and lower operating and maintenance expenses, partially offset by higher bad debt expense and lower service order revenue in our distribution segment, lower through system revenue in our pipeline and storage segment and increased depreciation and property tax expenses.
Distribution operating income increased $79.0 million to $512.8 million for the six months ended March 31, 2021, compared with $433.8 million in the prior year. The increase reflects a net $102.7 million increase in rates, customer growth of $10.7 million and a $6.2 million savings in operations and maintenance expense excluding bad debt expense, partially offset by a $22.1 million increase in depreciation and property tax expenses associated with increased capital investments, increased bad debt expense of $8.8 million, an $8.1 million decrease in weather and consumption and an $8.4 million decrease in service order revenues.
Pipeline and storage operating income increased $17.4 million to $167.8 million for the six months ended March 31, 2021, compared with $150.4 million in the prior year. This increase is primarily attributable to a $27.3 million increase from our GRIP filings approved in fiscal 2020 and a $7.7 million decrease in operating and maintenance expense due primarily to nonrecurring well integrity costs in the prior-year period. These increases were partially offset by an $11.4 million increase in depreciation and property tax expenses due to increased capital investments, a $6.4 million decrease due to the refund of excess deferred income taxes to customers and a $4.9 million decrease in through system revenues.
Additionally, our year-to-date results reflect a reduction in our annual effective tax rate related to the refund of excess deferred taxes, primarily to APT customers, which has been or will be offset by a corresponding decrease in revenues over the remainder of the fiscal year. As a result, our consolidated effective tax rate declined from 22.1% in the prior-year period to 19.8% for the six months ended March 31, 2021.
Capital expenditures decreased $149.0 million to $845.7 million for the six months ended March 31, 2021, compared with $994.7 million in the prior year, primarily as a result of timing of spending in our distribution segment.
For the six months ended March 31, 2021, the company generated negative operating cash flow of $1,402.2 million, a $2,036.0 million decrease compared with the six months ended March 31,

2020. The year-over-year decrease is primarily the result of gas costs incurred during Winter Storm Uri.
Our equity capitalization ratio at March 31, 2021 was 51.7%, compared with 60.0% at September 30, 2020, due to the issuance of $600 million of 1.50% senior notes in October 2020 and a $2.2 billion debt issuance in March 2021 in order to finance gas costs incurred during Winter Storm Uri. Excluding the $2.2 billion of incremental financing, our equity capitalization ratio would have been 60.4% at March 31, 2021.
Conference Call to be Webcast May 6, 2021
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2021 second quarter financial results on Thursday, May 6, 2021, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$1,282,674	$933,005
Pipeline and storage segment	154,168	146,237
Intersegment eliminations	(117,769)	(101,577)
	1,319,073	977,665
Purchased gas cost
Distribution segment	691,147	418,935
Pipeline and storage segment	113	202
Intersegment eliminations	(117,451)	(101,254)
	573,809	317,883
Operation and maintenance expense	156,375	147,824
Depreciation and amortization	118,636	105,916
Taxes, other than income	88,449	74,604
Operating income	381,804	331,438
Other non-operating income (expense)	2,834	(2,989)
Interest charges	26,096	22,171
Income before income taxes	358,542	306,278
Income tax expense	61,788	66,632
Net income	$296,754	$239,646

Basic net income per share	$2.30	$1.95
Diluted net income per share	$2.30	$1.95
Cash dividends per share	$0.625	$0.575
Basic weighted average shares outstanding	129,161	122,916
Diluted weighted average shares outstanding	129,164	122,997

	Three Months Ended March 31
Summary Net Income by Segment (000s)	2021	2020
Distribution	$232,336	$187,064
Pipeline and storage	64,418	52,582
Net income	$296,754	$239,646

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2021	2020
Operating revenues
Distribution segment	$2,159,324	$1,761,509
Pipeline and storage segment	313,881	294,413
Intersegment eliminations	(239,652)	(202,694)
	2,233,553	1,853,228
Purchased gas cost
Distribution segment	1,102,219	816,493
Pipeline and storage segment	(1,131)	301
Intersegment eliminations	(239,019)	(202,043)
	862,069	614,751
Operation and maintenance expense	295,018	300,069
Depreciation and amortization	233,921	210,978
Taxes, other than income	161,901	143,211
Operating income	680,644	584,219
Other non-operating income	8,906	1,898
Interest charges	48,106	49,400
Income before income taxes	641,444	536,717
Income tax expense	127,012	118,398
Net income	$514,432	$418,319

Basic net income per share	$4.01	$3.43
Diluted net income per share	$4.01	$3.42
Cash dividends per share	$1.25	$1.15
Basic weighted average shares outstanding	128,098	122,015
Diluted weighted average shares outstanding	128,100	122,179

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2021	2020
Distribution	$386,028	$316,821
Pipeline and storage	128,404	101,498
Net income	$514,432	$418,319

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2021	2020
Net property, plant and equipment	$14,039,588	$13,355,347
Cash and cash equivalents	865,311	20,808
Accounts receivable, net	469,595	230,595
Gas stored underground	50,043	111,950
Other current assets	235,485	107,905
Total current assets	1,620,434	471,258
Goodwill	731,257	731,257
Deferred charges and other assets	3,017,531	801,170
	$19,408,810	$15,359,032

Shareholders' equity	$7,820,925	$6,791,203
Long-term debt	7,316,404	4,531,779
Total capitalization	15,137,329	11,322,982
Accounts payable and accrued liabilities	263,597	235,775
Other current liabilities	607,525	546,461
Current maturities of long-term debt	177	165
Total current liabilities	871,299	782,401
Deferred income taxes	1,658,000	1,456,569
Regulatory excess deferred taxes	639,496	697,764
Deferred credits and other liabilities	1,102,686	1,099,316
	$19,408,810	$15,359,032

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2021	2020
Cash flows from operating activities
Net income	$514,432	$418,319
Depreciation and amortization	233,921	210,978
Deferred income taxes	128,725	110,664
Other	(938)	7,144
Changes in Winter Storm Uri regulatory asset	(2,093,534)	—
Changes in other assets and liabilities	(184,852)	(113,330)
Net cash provided by (used in) operating activities	(1,402,246)	633,775
Cash flows from investing activities
Capital expenditures	(845,728)	(994,737)
Debt and equity securities activities, net	(5,506)	(1,131)
Other, net	5,171	4,631
Net cash used in investing activities	(846,063)	(991,237)
Cash flows from financing activities
Net decrease in short-term debt	—	(264,992)
Proceeds from issuance of long-term debt, net of premium/discount	2,797,346	799,450
Net proceeds from equity offering	460,678	258,047
Issuance of common stock through stock purchase and employee retirement plans	8,291	8,321
Cash dividends paid	(159,348)	(140,077)
Debt issuance costs	(14,155)	(7,738)
Net cash provided by financing activities	3,092,812	653,011
Net increase in cash and cash equivalents	844,503	295,549
Cash and cash equivalents at beginning of period	20,808	24,550
Cash and cash equivalents at end of period	$865,311	$320,099

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2021	2020	2021	2020
Consolidated distribution throughput (MMcf as metered)	191,243	163,870	319,713	303,428
Consolidated pipeline and storage transportation volumes (MMcf)	130,578	143,465	275,165	299,994
Distribution meters in service	3,380,153	3,312,616	3,380,153	3,312,616
Distribution average cost of gas	$4.75	$3.51	$4.70	$3.74
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